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                                                                   Exhibit 23.4

                      [Letterhead of Horsfall, Murphy & Pindroh]

                            INDEPENDENT AUDITORS' CONSENT

The Board of Directors
United Asset Management Corporation:

We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our audit report dated March 11, 1994 relating to the balance sheet of Provident Investment Counsel, Inc. (an S Corporation) as of December 31, 1993 and the related statements of income, and stockholders' equity and cash flows for the year then ended, which is included as Item 7(a)(iv) in United Asset Management Corporation's Current Report on Form 8-K dated as of December 1, 1994. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Horsfall, Murphy & Pindroh

Horsfall, Murphy & Pindroh

Pasadena, California

August 27, 1996